Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE September 30, 2009	Contact: G. Kregg Lunsford Chief Financial Officer (713) 243-2713

Cal Dive Awarded Additional Contract in China;
Extends Key Contract in GoM

HOUSTON, TX – (September 30, 2009) Cal Dive International, Inc. (NYSE:DVR) announced today that it has been awarded a pipe-in-pipe contract for work in the South China Sea.  This follows the Company’s first contract in China which was awarded in April of this year for pipe lay work in Bohai Bay.  The new day rate contract is expected to generate total revenue of approximately $12 million and will utilize the derrick/lay barge Sea Horizon.

The Company also announced it has agreed to a three month extension on a long term contract with one of its key customers for continued salvage work in the Gulf of Mexico through December 31, 2009.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated “We are excited to announce another project win in China following the successful execution of our first project. We consider this a key area for our international expansion.  We are also pleased to continue to perform salvage and decommissioning services in the Gulf of Mexico for a strategic client of ours.”

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, Australia, the Middle East, India and the Mediterranean, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.